ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”), dated as of January 31, 2020, is entered into by and among CleanSpark, Inc., a Nevada corporation (the “Buyer”), p2klabs, Inc., a Nevada corporation (the “Company”), Amer Tadayon, the Company’s Seller (the “Seller”), and The Doney Law Firm (the “Escrow Agent”). The Buyer, the Company, and the Seller are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

A.    WHEREAS, the Parties have entered into a Stock Purchase Agreement, dated as of January 31, 2020 (the “Purchase Agreement”), pursuant to which Seller will sell 100% of the Shares that Seller owns in the Company to Buyer;

B.     WHEREAS, capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to such terms as set forth in the Purchase Agreement;

C.     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Buyer will remit and deliver (i) One Hundred Fifteen Thousand Five Hundred Dollars ($115,500.00) (the “Escrow Amount”), and (ii) 64,516 shares of restricted common stock of the Buyer (the “Escrow Shares”), $0.001 par value per share, valued at Three Hundred Thousand Dollars ($300,000.00), evidenced by a stock certificate, free and clear of all Encumbrances, in the name of the Seller (the “Stock Holdback Amount”) to the Escrow Agent;

D.    WHEREAS, the Escrow Shares shall be held by the Escrow Agent and shall constitute additional consideration to be earned by Seller, in accordance with future performance milestones (the “Holdback Milestones”), as set forth in Exhibit A which is attached hereto and incorporated by reference herein;

E.     WHEREAS, the Parties desire that the Escrow Agent accept the (i) Escrow Amount, and (ii) Escrow Shares, plus any and all dividends and distributions thereon (collectively, the “Escrow Property”), in escrow, to be held and disbursed as hereinafter provided;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.                  Appointment of Escrow Agent. The Parties hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.                  Deposits.

2.1              Escrow Amount. Pursuant to Section 1.4(a)(ii) of the Purchase Agreement, Buyer shall deposit in escrow with Escrow Agent the Escrow Amount within a reasonable period of time after the date hereof, but no later than 5 business days. The Escrow Amount shall be held by Escrow Agent in accordance with the terms and conditions of this Agreement. Any distributions of all or a portion of the Escrow Amount shall be governed by the terms set forth herein.

2.2              Escrow Shares. Within a reasonable period of time after the date hereof, but no later than 5 business days, the Buyer shall deliver to the Escrow Agent a certificate representing the Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement.

3.                  Disposition of Escrow Property.

3.1              Release of Funds. Upon the twelve (12) month anniversary of the Purchase Agreement, Escrow Agent shall release to Seller the Escrow Amount, after any necessary reductions as provided in Section 1.6(a) of the Purchase Agreement. Such release shall be in the form of a wire transfer to Seller, in immediately available funds. The Buyer and Seller shall jointly inform Escrow Agent by written notice, no later than 5 business days prior to the 12-month anniversary of the Purchase Agreement, what reductions, if any, shall apply prior to release of the Escrow Amount.

3.2              Disposition of Escrow Shares. The Escrow Agent will hold the Escrow Shares in escrow and shall release and deliver the Escrow Shares as follows:

(a)                Releases of Escrow Shares Upon Achievement of Holdback Milestones.

(i)                 Within thirty (30) days following the one (1) year anniversary hereof (the “Term”) Buyer shall send a written notice to Escrow Agent (with a copy to Seller or its designee) certifying to the Escrow Agent, the number of Escrow Shares that have been earned by Seller during the Term (a “Milestone Achievement Notice”). If Buyer believes that not all Escrow Shares have been earned during the Term, the Milestone Achievement Notice shall include a calculation of Gross Revenues (as defined in Exhibit A) for the Term, together with all applicable financial statements for the Term. Upon receipt of a Milestone Achievement Notice pursuant to this Section 3.2(a)(i), the Escrow Agent shall promptly, without any further notice, action or deed, release and deliver to the Seller or its designee, the number of Escrow Shares set forth in the Milestone Achievement Notice, and the remaining Escrow Shares applicable to such Term shall be released back to Buyer to be cancelled.

(ii)               If Seller, in good faith, disputes the amount of Escrow Shares earned for the Term, the Seller shall, within ten (10) days after receipt of the applicable Milestone Achievement Notice, send notice of such dispute to the Buyer (a “Milestone Dispute Notice”). Buyer and Seller shall use commercially reasonable efforts and in good faith, attempt to resolve such dispute within twenty (20) days after delivery of such Milestone Dispute Notice. If they are unable to resolve such dispute within such twenty (20) day period, they shall promptly, and in any event, within thirty (30) days following receipt of a Milestone Dispute Notice, commence the dispute resolution procedures set forth in Section 6 of this Agreement.

(iii)             If the Buyer fails to deliver a Milestone Achievement Notice within the thirty (30) day period set forth in Section 3.2(a)(i) of this Agreement and Seller reasonably believes such Holdback Milestones have been met, Seller shall be entitled to send a Milestone Achievement Notice, but in any event, no later than forty five (45) days following the Term . Upon receipt of a Milestone Achievement Notice pursuant to this Section 3.2(a)(iii), the Escrow Agent shall promptly, without any further notice, action or deed, release and deliver to the Seller or its designee, the number of Escrow Shares set forth in the Milestone Achievement Notice, and the remaining Escrow Shares applicable to such Term shall be released back to Buyer to be cancelled.

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(iv)             If Buyer, in good faith, disputes the amount of Escrow Shares earned for the Term as set forth in a Milestone Achievement Notice delivered by Seller pursuant to Section 3.2(a)(iii), the Buyer shall, within ten (10) days after receipt of the applicable Milestone Achievement Notice, send a Milestone Dispute Notice. Buyer and Seller shall use commercially reasonable efforts and in good faith, attempt to resolve such dispute within twenty (20) days after delivery of such Milestone Dispute Notice. If they are unable to resolve such dispute within such twenty (20) day period, they shall promptly, and in any event, within thirty (30) days following receipt of a Milestone Dispute Notice, commence the dispute resolution procedures set forth in Section 6 of this Agreement.

3.3              No Discretionary Authority. Upon receipt of a Milestone Achievement Notice from either Buyer, as contemplated in Section 3.2(a)(i), or from Seller, as contemplated in Section 3.2(a)(iii), Escrow Agent shall release and deliver the Escrow Shares as required by those Sections and neither Buyer nor Seller may request that Escrow Agent not release and deliver the Escrow Shares pending the outcome of any dispute that may arise between Buyer and Seller. The Escrow Agent has no discretion with respect to, or duty to make any determination as to, whether a notice is properly given, nor is the Escrow Agent required to review or evaluate, or be subject to, the Purchase Agreement, and any other ancillary agreement, transaction or underlying document entered into in connection with the Purchase Agreement. The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Property in accordance with this Section 3.

4.                  Rights of Seller in the Escrow Shares.

4.1              Voting and Other Stockholder Rights. The Seller shall have voting rights as a stockholder of the Buyer with respect to the Escrow Shares, until such Escrow Shares are returned to the Buyer as provided in Section 3 of this Agreement.

4.2              Adjustments for Stock Splits, Reclassifications or other adjustment to Common Stock. The number of Escrow Shares (and the number of shares to be released pursuant to any provision of this Agreement) will be adjusted to reflect any split, reverse split, reclassification or other adjustment to the Common Stock of the Buyer in the same manner as the number of issued and outstanding shares of Common Stock are adjusted to reflect any such event.

4.3              Adjustments for Mergers. If at any time after the date hereof there shall be a merger or consolidation of the Buyer with or into another corporation where the Buyer is not the surviving corporation, then the Escrow Shares shall be replaced with amount of cash, or the number of shares, other securities or property, as applicable, received from the successor corporation resulting from such merger or consolidation, which would have been received by Seller had the Escrow Shares been released prior to such merger or consolidation.

4.4              Restrictions on Transfer and Redemption. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares by the Buyer.  Subject to the terms and conditions of the Purchase Agreement, during the Escrow Period, the Buyer shall not be permitted to redeem, substitute or replace the Escrow Shares without the Seller’s prior written consent.  During the Escrow Period, the Escrow Shares will be reflected on the books and records of the Buyer as issued and outstanding shares.

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5.                  Escrow Agent Matters.

5.1              Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith or for any mistake of fact or law, or for any error of judgment, or for the misconduct of any employee, agent or attorney appointed by it, while acting in good faith. The Escrow Agent shall be entitled to consult with internal or external counsel of its own selection and the opinion of such counsel shall be full and complete authorization and protection to the Escrow Agent in respect of any action taken or omitted by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including internal or external counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto. The Escrow Agent has acted as legal counsel for the Buyer, and may continue to act as legal counsel for the Buyer from time to time, notwithstanding its duties as the Escrow Agent hereunder. Each of Seller, Buyer and the Company consents to the Escrow Agent in such capacity as legal counsel for the Buyer and waives any claim that such representation represents a conflict of interest on the part of the Escrow Agent. Each of Seller, Buyer and the Company understands and acknowledges that the Escrow Agent and the Buyer are relying explicitly on the foregoing provision in entering into this Escrow Agreement.

5.2              Duties Limited. The Escrow Agent: (i) is not responsible for the performance by the Parties of this Agreement, the Purchase Agreement, or any ancillary document or agreement made in connection thereto, or for determining or compelling compliance therewith; and (ii) is only responsible for holding the Escrow Property in escrow pending release thereof in accordance with Section 3 of this Agreement. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the express provisions of this Escrow Agreement and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent’s duties hereunder are purely ministerial and the Escrow Agent is not acting as a fiduciary to the Parties. The Escrow Agent is not bound by and is under no duty to inquire into the terms or validity of any other agreements or documents, including any agreements which may be related to, referred to in or deposited with the Escrow Agent in connection with this Agreement.

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5.3              Indemnification. The Escrow Agent shall be indemnified and held harmless jointly and severally by the Parties from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Property held by it hereunder. In no event shall Escrow Agent be liable for special, indirect, consequential, or punitive damages, or damages for lost profits. The provisions of this Section 5.3 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.6 or 5.7 below. The Escrow Agent shall not incur any liability for not performing or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future Law or Governmental Body or any act of God or war).

5.4              Fees and Expenses. The Parties shall be equally liable for the Escrow Agent’s reasonable out of pocket expenses incurred by Escrow Agent in the performance of its duties hereunder. The out of pocket expenses shall be paid to the Escrow Agent from time to time at its request.

5.5              Further Assurances. From time to time on and after the date hereof, the Parties shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.6              Resignation. The Escrow Agent shall have the right at any time to resign for any reason or no reason at all and be discharged of its duties as Escrow Agent hereunder by giving written notice of its resignation to the parties hereto at least ten (10) calendar days prior to the date specified for such resignation to take effect. All obligations of the Escrow Agent hereunder shall cease and terminate on the effective date of its resignation and its sole responsibility thereafter shall be to hold the Escrow Property, for a period of ten (10) calendar days following the effective date of resignation, at which time:

(a)                if a successor escrow agent shall have been appointed and written notice thereof shall have been given to the resigning Escrow Agent by the Parties hereto and the successor escrow agent, then the resigning Escrow Agent shall deliver the Escrow Property to the successor escrow agent; or

(b)               if a successor escrow agent shall not have been appointed, for any reason whatsoever, the resigning Escrow Agent shall deliver the Escrow Property to a court of competent jurisdiction in the county in which the Escrow Property is then being held, and take all necessary steps to do so, and give written notice of the same to the Parties hereto.

5.7              Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time jointly by the Parties; provided, that any notice of discharge must (i) direct the disposition of the Escrow Property by Escrow Agent and (ii) include a full release of the Escrow Agent of all liability hereunder.

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5.8              Conflicting Demands. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Property which, in its sole and absolute discretion, are in conflict either with other instructions received by it or with any provision of this Agreement, the Escrow Agent shall have the absolute right to suspend all further performance or that portion of further performance subject to such uncertainty under this Agreement (except for the safekeeping of the Escrow Property) until such uncertainty or conflicting instructions have been resolved to the Escrow Agent’s reasonable satisfaction in accordance with Section 3 hereof; provided that if the Escrow Agent so suspends all or some portion of further performance under this Agreement because of any such uncertainty, then the Escrow Agent shall use its commercially reasonable efforts to resolve such uncertainty as soon as reasonably practicable so as to be able to resume such performance.

6.                  Dispute Resolution. Seller and Buyer hereby agree that if they are unable to resolve within the time periods set forth herein, any dispute with respect to the release of Escrow Property as set forth in an Objection Notice (a “Dispute”), the following procedures shall apply:

(a)                Dispute Resolution Procedures. Either Party may within the time periods set forth herein, and with the cooperation of the other Party, request that Haskell & White LLP (the “Independent Accountant”) review this Agreement, the disputed items, the applicable Milestone Dispute Notice, and all other notices provided by Buyer, Seller or Escrow Agent under this Agreement, and the financial information related to Buyer or otherwise applicable to the calculations provided for under Exhibit A. Each of the Buyer and the Seller agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. The Buyer and the Seller shall cooperate with the Independent Accountant and promptly provide all documents, financial and other information requested by the Independent Accountant. In determining a resolution of the Dispute, the Independent Accountant shall (i) act as an expert and not as an arbitrator and (ii) be empowered and authorized only to decide those items or amounts to which the Buyer and Seller disagree in their Milestone Dispute Notice, subject to amendments to the same to the extent such amendments have been approved by the other Party in writing, which approval shall not be unreasonably withheld. The Independent Accountant shall deliver to the Buyer and the Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a written report (the “Independent Report”) setting forth its calculation of the Escrow Property to be released to Seller, based solely (and not based, in whole or in part, on any independent investigation) on (A) the definitions and other applicable provisions of this Agreement and Exhibit A, (B) a single written presentation submitted by each of the Buyer and the Seller, which may be modified from time to time by mutual approval of Buyer and Seller, which in either case, shall not be unreasonably withheld, during the course of the Independent Account’s review, as applicable (which presentations and modifications the Independent Accountant shall be instructed to distribute to the Buyer and the Seller upon receipt of both such presentations or any such modifications) and (C) one written response of each of the Buyer and the Seller to each such presentation so submitted (which the Independent Accountant shall be instructed to distribute to the Buyer and the Seller upon receipt of such responses). In resolving the Dispute and the amounts of the applicable Escrow Property to be released to Seller, the Independent Accountant shall be bound by the provisions of this Agreement (and not by independent review). The Independent Accountant’s report, absent manifest error, shall be final, conclusive and binding upon the Buyer and the Seller, shall be deemed a final award that is binding on the Buyer and the Seller, and none of the Buyer

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nor the Seller shall seek further recourse to courts or other tribunals, other than to enforce the determination of the Independent Report, in which case, the party seeking such enforcement shall be entitled to recover from the other party its reasonable attorney’s fees and costs in connection with seeking such enforcement. Judgment may be entered to enforce such report in any court of competent jurisdiction. The fees and expenses of the review and report by the Independent Accountant shall be borne by the Party or Parties as determined by the Independent Accountant, based on the relative merits of their respective positions in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time of the determination of such Independent Accountant is rendered on the merits of the matters submitted. The fees and disbursements of the representatives of each Party incurred in connection with the preparation or review of any Milestone Dispute Notice, as applicable, shall be borne by such Party.

(b)               Disposition of Escrow Property Upon Resolution of a Dispute. Upon resolution of any Dispute by the Independent Accountant, Escrow Agent shall have already released and delivered the Escrow Amount pursuant to Section 3.1 and the Escrow Shares pursuant to a Milestone Achievement Notice from either Buyer or Seller, as required by Section 3.2(a)(i) or Section 3(a)(iii), respectively. Seller or Buyer shall promptly deliver the Independent Report to the Escrow Agent, certifying to the Escrow Agent that it is authorized to promptly release and deliver additional Escrow Shares, if the prior release and deliver of Escrow Shares was deficient based on the Independent Report. Within 5 business days from receipt by Escrow Agent of the Independent Report, Escrow Agent shall release and deliver the additional Escrow Shares. If the Independent Report shows that too many Escrow Shares were released and delivered by Escrow Agent, then Seller shall return to Buyer, for cancellation, the difference in Escrow Shares no later than 5 business days from the release of the Independent Report.

7.                  Miscellaneous.

7.1              Successors and Assigns. The covenants and agreements set forth herein shall be binding upon, and shall inure to the benefit of, the respective successors and assigns of the Parties.

7.2              Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Nevada, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Nevada to the rights and duties of the parties. In the event that any dispute between the Parties should result in litigation, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses.

7.3              Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

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If to Buyer:	CleanSpark, Inc. Attn: Zach Bradford 70 North Main Street, Ste. 105 Bountiful, UT 84010 E-mail: zach@cleanspark.com
with a copy to:	Procopio Cory, Hargreaves & Savitch LLP Attn: Christopher L. Tinen, Esq. *** *** E-mail: ***
If to Seller or Company:	Amer Tadayon *** *** E-mail: ***
With a copy to:	White Summers Caffee & James LLP Attn: Mark Cameron White *** *** E-mail: ***
If to Escrow Agent:	The Doney Law Firm Attn: Scott Doney *** *** E-mail: ***

7.4              Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

7.5              Entire Agreement; Amendments. This Agreement, together with the documents referenced herein and therein, and the attached Exhibit A constitute the entire agreement between the Parties, and supersede any and all prior agreements, whether written or oral, with respect to the subject matter hereof. No amendment, modification or waiver of any of the provisions of this Assignment will be valid unless set forth in a written instrument signed by the party to be bound. To the extent the terms and conditions of this Agreement or Exhibit A, conflict with the terms and conditions of the Purchase Agreement or any other agreement, the terms and conditions set forth in this Agreement and Exhibit A, shall govern.

7.6              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. This Agreement may be signed and delivered by electronic means or means of a PDF or facsimile machine and any such delivery shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Escrow Agreement as of the date first written above.

Buyer:

CleanSpark, Inc.

By: /s/ Zach Bradford

Name: Zach Bradford

Title: President and CEO

company:

p2klabs, Inc.

By: /s/ Amer Tadayon

Name: Amer Tadayon

Title: CEO

Seller:

Amer Tadayon

/s/ Amer Tadayon_________
Amer Tadayon, an individual

ACKNOWLEDGED AND AGREED TO BY:

Escrow Agent:

The Doney Law Firm

By: /s/ Scott Doney
Name: Scott Doney
Title: Owner

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EXHIBIT A

HOLDBACK MILESTONES

The following sets forth the terms of the release of the Holdback Stock Amount to the Seller, which consists of 64,516 shares of Common Stock of Buyer (the “Escrow Shares”), and which terms shall be incorporated into the Escrow Agreement to be entered into as a condition to the Closing. All Capitalized Terms used and not otherwise defined herein, shall have the meaning for such terms as set forth in the Purchase Agreement. In no event shall the amount of shares issued hereunder exceed the amount of Escrow Shares set forth above.

1.	Definitions

For purposes of this Agreement, the following terms shall have the following definitions:

“Gross Revenues” means the all revenues resulting from the business activities of Company, and shall include all revenues of any other entity to which Buyer or its Subsidiaries transfers any portion of its business.

2.	Holdback Milestones and Distributions

If Gross Revenues during the twelve (12) month period commencing on the date hereof (the “Term”) equals or exceeds $2,000,000 (the “Gross Revenue Benchmark”), all 64,516 of the Escrow Shares shall be released to the Seller.

If Gross Revenues is less than $2,000,000, but greater than $1,500,000, during the Term, a percentage of the Escrow Shares shall be released to the Seller, equal to the percentage by which the Gross Revenues during the Term, bears to the Benchmark.

By way of example, if the Gross Revenues during the Term are equal to or less than $1,500,000, then 0% of the escrow shares or 0 Escrow shares shall be distributed to the Seller and the remaining 64,516 shall be returned to the Company and cancelled.

By way of further example, if the Gross Revenues during the Term are $1,750,000, then 50.0% of the Escrow Shares, or 32,258 Escrow Shares shall be distributed to the Seller and the remaining 32,258 shall be returned to the Company and cancelled.

By way of further example, if the Gross Revenues during the Term are equal to or greater than $2,000,000 100.0% of the Escrow Shares, or 64,516 Escrow Shares shall be distributed to the Seller and the remaining 0 shall be returned to the Company and cancelled.

3.	Fractional Shares

No fractional Escrow Shares will be issued, and no cash or other consideration will be paid. Instead, the Buyer will issue one whole Escrow Share to the Seller if he otherwise would have received a fractional share as a result of the formulae set forth above.

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